Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON EXCHANGE LISTING WITH NYSE AMEX

SAN DIEGO, CA – January 4, 2010 – Cardium Therapeutics (NYSE AMEX: CXM) reported that it received notification from the staff of the company’s current listing exchange indicating that the company is currently considered to be noncompliant with certain listing requirements of the NYSE AMEX LLC. Based on the company’s quarterly report on Form 10-Q, which was filed on November 9, 2009, noncompliance was noted with respect to the requirements for minimum stockholders' equity under section 1003(a)(i) of the exchange’s company guide with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years and section 1003(a)(ii) of the exchange’s company guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years.

The company previously reported that it received a notification from NYSE AMEX LLC on December 23, 2008 that the company was considered to be noncompliant with certain of the exchange’s listing requirements. On January 22, 2009, the company proposed a plan to the exchange to regain compliance with the listing requirements. On February 17, 2009, the exchange accepted the company’s plan and, on July 24, 2009, the exchange advised the company that it had regained compliance with the minimum listing requirements. However, the exchange indicated that the compliance plan would remain open until the company demonstrated compliance with the exchange’s continued listing standards for two consecutive quarters.

The notification received from NYSE AMEX LLC has no current effect on the listing of the company’s shares on the exchange. Rather, the company has been afforded the opportunity to submit a supplement to the compliance plan the company first submitted to the exchange on January 22, 2009, pursuant to which the company would establish compliance with the requirements of section 1003(a)(i) and 1003(a)(ii) by June 23, 2010. The company must submit the supplement to the compliance plan to the exchange by January 27, 2010. If the company does not submit an acceptable supplement to the compliance plan to the exchange or does not ultimately reestablish compliance within the required timeframes, then the exchange would be expected to initiate delisting proceedings. If the company’s common stock was ultimately delisted from the exchange, it would be expected to trade on the OTC Bulletin Board, a regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities. The company’s common stock was traded on the OTC Bulletin Board until July 2007, when the company elected to instead list its shares on the American Stock Exchange.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium

Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the company can submit an acceptable plan for regaining compliance with exchange listing requirements or ultimately achieve such compliance even if a plan is accepted, that results observed in one study or using one type of product or procedure will be replicated in subsequent studies or in studies using newly-developed products or procedures, that planned product development efforts and clinical studies can be performed in an efficient and effective manner, that regulatory approvals can be obtained in a timely manner or at all, that partnering, distribution or other commercialization efforts can be achieved, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that results or trends observed in one clinical study will be reproduced in subsequent studies, that third parties on whom we depend will behave as anticipated, or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of therapeutic hypothermia devices and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new devices and systems and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2010 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™ and Excellarate™

are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, Celsius Control System®, RapidBlue™, CoolBlue™, Accutrol®,

Temperature Control Element® and TCE® and UroCool™ are trademarks of InnerCool Therapies, Inc.

(other trademarks belong to their respective owners)